EXHIBIT 99.1

KORE Reports Second Quarter 2024 Results; Announces Restructuring Plan Focused on Driving Profitable Growth

•Ron Totton appointed President and CEO and to the KORE Board of Directors
•Restructuring estimated to generate gross cash savings of $5 million to $6 million in 2024 with a $4 million to $5 million one-time severance charge and $20 million to $22 million gross cash savings annually thereafter
•2024 guidance updated

ATLANTA – August 15, 2024 – KORE Group Holdings, Inc. (NYSE: KORE) (“KORE” or the “Company”), the global pure-play Internet of Things (“IoT”) hyperscaler and provider of IoT Connectivity, Solutions, and Analytics, today reported financial and operational results for the three and six months ended June 30, 2024.

Q2 Highlights

•Second quarter 2024 revenue was $67.9 million, a 2% decrease from $69.5 million in the same period last year.

•IoT Connectivity revenue of $55.8 million, a 16% increase from $48.3 million in the same period last year, was driven by investments and organic growth. Organically, IoT Connectivity grew approximately 2% year-over-year.

•IoT Solutions revenue of $12.1 million, a 43% decrease from $21.3 million in the same period last year, was due to the timing of orders from certain customers and a strategic decision to reduce lower margin hardware deals.

•Net loss was $64.3 million for the second quarter of 2024, a 230% increase from a net loss of $19.5 million for the same period a year ago. This amount includes a non-cash goodwill impairment charge of $45.4 million related primarily to the Company’s share price decline in the second quarter of 2024.

•Adjusted EBITDA was $11.4 million for the second quarter of 2024, a 20% decrease from $14.2 million for the same period a year ago due to increases in operating expenses and a decline in revenue.

•The Company had a strong sales quarter with a closed-won Total Contract Value (TCV)1 of $44 million, a 38% increase from $32 million in the same period a year ago with the majority of the sales being for IoT Connectivity. For the first six months of 2024, closed-won TCV was $96 million versus $60 million in 2023.

1 See “Key Metrics” below for definitions.

KORE Group Holdings, Inc. Reports Second Quarter 2024 Earnings
•Free Cash Flow was negative $0.1 million, a $5.9 million improvement from the same period last year.

Appointment of President and CEO

The Company today also announced the appointment of Ron Totton to the role of President and CEO, after a successful period of leading the Company on an interim basis.

“Ron is a skilled and experienced TMT executive with a history of building strong and disciplined teams that deliver profitable growth,” said Timothy M. Donahue, Chairman of the Board of Directors of KORE. “Since his arrival he has worked diligently to understand the business and the specific needs of our customers, as well as KORE’s team and culture. Ron has displayed decisive leadership since day one, working to better position the entire organization for long-term success, and the Board strongly feels that he is the ideal candidate to lead KORE’s next phase of growth.”

Other Key Executive Appointments

•On July 8, 2024, the company appointed senior technology executive Bruce Gordon to the role of Executive Vice President and Chief Operating Officer. Gordon has held senior roles with GeoDigital, ABB Ventyx, Infor and Descartes and is a highly experienced business operator. Gordon will play a critical role in implementing the restructuring plan, helping to enhance operational efficiencies, foster innovation and drive sustainable growth.

•On August 15, 2024, the company appointed Jared Deith, Executive Vice President, Connected Health. Deith was the co-founder of Business Mobility Partners and Simon IoT which were acquired by KORE in February 2022 and prior to this appointment was leading the Indirect Channel for KORE with great success. His appointment further strengthens the Executive Leadership Team with deep IoT expertise and a strong track record for driving substantial growth in the global Connected Health sector.

“While our second quarter top line performance was essentially flat, TCV growth, for both the quarter and year-to-date periods, reflects continued strong demand for our higher-margin core connectivity solutions and is testament to the hard work and execution of our team,” said Ron Totton, President and CEO of KORE. “While IoT Connectivity revenue continues to grow, looking at the business wholistically, our costs have risen disproportionately to overall revenue growth, and this has weighed on margins and cash flow. Following a comprehensive review during my first few months on the job, we are acting decisively to optimize operations and reduce expenses, while re-investing a portion of the savings in the higher growth and higher margin areas of the business.”

The tables below summarize the Company’s revenue and specific key metrics.

KORE Group Holdings, Inc. Reports Second Quarter 2024 Earnings

	Three Months Ended June 30,
($ in thousands)	2024		2023
IoT Connectivity	$55,772	82%	$48,284	69%
IoT Solutions	$12,096	18%	$21,252	31%
Total revenue	$67,868	100%	$69,536	100%

Average Total Connections for the Period	18.5 million		16.5 million

DBNER[2]	92%		99%

ARPU[2]	$1.00		$0.98

	Six Months Ended June 30,
	2024		2023
IoT Connectivity	$113,656	79%	$91,873	68%
IoT Solutions	$30,187	21%	$43,638	32%
Total revenue	$143,843	100%	$135,511	100%

Average Total Connections for the Period	18.3 million		15.8 million

DBNER[2]	92%		99%

ARPU[2]	$1.03		$0.98

	June 30, 2024		December 31, 2023
Total Number of Connections at period end	18.6	million	18.5	million

Restructuring Plan

To improve operational efficiency and strengthen the foundation from which to drive long-term profitable growth, KORE is initiating a comprehensive restructuring plan that is expected to result in gross cash savings of $5 million to $6 million in 2024, and $20 million to $22 million annually thereafter, prior to any reinvestment in higher-growth and higher-margin areas of our business. This cost alignment will be funded with a one-time restructuring cost of $5 million to $6 million. The plan includes:

1.Cost Reduction Initiatives: Implementing measures to reduce operating expenses by streamlining processes and reducing discretionary spending.
2.Workforce Realignment: Rationalizing the workforce to better align with current business needs, resulting in a full-time headcount reduction of approximately 25%, including both employees and individual contractor staff.
3.Innovation and Investment: Increasing investment in products that are experiencing strong market adoption, including related go-to-market strategies; improving support services, such as device management, with a focus on helping customers migrate to KORE platforms; and increasing R&D to drive innovation and bring new, market-leading offerings to customers.
2 See “Key Metrics” below for definitions.

KORE Group Holdings, Inc. Reports Second Quarter 2024 Earnings
4.Enhanced Customer Focus: Strengthening customer relationships through improved service and support initiatives to drive improved satisfaction and loyalty. Customer relationships are key, and much of the investment will focus on further differentiating the KORE offering and experience.

“KORE offers best-in-class solutions for mission-critical use cases to a growing customer base that is looking for ever-greater value from their IoT providers,” added Totton. “Through this lens, we are undertaking a restructuring to simplify our operating model, reduce our cost base, focus our investments and realize significant cash savings. The total addressable market for IoT remains very large, and this restructuring will ensure KORE is in the best position possible to capitalize profitably on the growing opportunities in the space.”

2024 Financial Outlook

For the 12 months ending December 31, 2024, the Company now expects the following:

•Revenue in the range of $275 million to $285 million, compared to the prior estimated range of $300 million to $305 million; and

•Adjusted EBITDA in the range of $54 million to $56 million, compared to the prior estimated range of $64 million to $66 million.

Totton added, “Our updated guidance reflects increasingly cost-conscious customer behavior and a cyclical trend within our IoT Solutions business, which includes the delay in launching a large contract with a Connected Health customer, now scheduled to begin implementation in 2025. We expect the changes we have made to the Executive Leadership team, including Jared Deith’s appointment, will yield improved results in our Connected Health business. Moreover, we fully expect the changes we are undertaking in our restructuring plan, and the associated savings and re-investment in the growth of the business, will contribute to improved financial performance in 2025 and beyond.”

Conference Call Details

KORE management will hold a conference call today at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss its financial results, business highlights and outlook. President and CEO Ron Totton and CFO Paul Holtz will host the call, followed by a question-and-answer session.

Webcast: Link
U.S. dial-in: (877) 407-3039
International dial-in: (215) 268-9922
Conference ID: 13747164

The conference call and a supplemental slide presentation to accompany management’s prepared remarks will be available via the webcast link and for download via the investor relations section of the Company’s website, ir.korewireless.com.

For the conference call, please dial in 5-10 minutes prior to the start time, and an operator will register your name and organization, or you may register here. If you have difficulty with the conference call, please contact KORE investor relations at (770) 280-0324. A replay of the conference call will be available approximately three hours after the conference call ends. It will remain on the investor relations section of the Company’s website for 90 days. An audio replay of the conference call may be accessed by calling (877)-660-6853 or (201)-612-7415 using access code 13747164.

KORE Group Holdings, Inc. Reports Second Quarter 2024 Earnings

About KORE

KORE is a pioneer, leader, and trusted advisor delivering mission-critical IoT solutions and services. We empower organizations of all sizes to improve operational and business results by simplifying the complexity of IoT. Our deep IoT knowledge and experience, global reach, purpose-built solutions, and deployment agility accelerate and materially impact our customers’ business outcomes. For more information, visit www.korewireless.com.

Non-GAAP Financial Measures

In addition to our results as determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as net income (loss) before other non-operating expenses or income, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for unusual and other significant items that management views as distorting the operating results from period to period. Such adjustments may include stock-based compensation, integration and acquisition-related charges, tangible and intangible asset impairment charges, certain contingent liability reversals, transformation, and foreign currency transaction gains and losses. EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by nor presented in accordance with GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company's financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

We have not provided the forward-looking GAAP equivalents for the forward-looking non-GAAP financial measures Adjusted EBITDA or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items including but not limited to stock-based compensation expense, foreign currency loss or gain and acquisition and integration-related expenses. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results, and, as such, we also believe

KORE Group Holdings, Inc. Reports Second Quarter 2024 Earnings
that any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.

Free Cash Flow is a non-GAAP measure defined as net cash used in operating activities - continuing operations, reduced by capital expenditures (consisting of purchases of property and equipment), purchases of intangible assets and capitalization of internal use software. We believe Free Cash Flow is an important liquidity measure of the cash that is available for operational expenses, investments in our business, strategic acquisitions, and for certain other activities such as repaying debt obligations and stock repurchases. Free Cash Flow is a key financial indicator used by management. Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash. The use of Free Cash Flow as an analytical tool has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. Because of these limitations, Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

Key Metrics

KORE reviews a number of metrics to measure our performance, identify trends affecting our business, prepare financial projections, and make strategic decisions. The calculation of the key metrics and other measures discussed below may differ from other similarly titled metrics used by other companies, securities analysts, or investors.

Number of Customer Connections

Our Period End “Total Connections” with respect to any financial period constitutes the total of all our IoT Connectivity services connections for such period, which includes the contribution of eSIMs but excludes certain connections where mobile carriers license our subscription management platform from us. The “Average Total Connections for the Period”, with respect to any financial period is the simple average of the total connections for such period.

These metrics are the principal measures used by management to assess the growth of the business on a periodic basis, on a SIM and/or device-based perspective. We believe that investors also use these metrics for similar purposes.

DBNER

DBNER tracks the combined effect of cross-sales of IoT Solutions to KORE’s existing customers, its customer retention and the growth of its existing business. KORE calculates DBNER by dividing the revenue for a given period (“given period”) from existing go-forward customers by the revenue from the same customers for the same period measured one year prior (“base period”).

The revenue included in the current period excludes revenue from (i) customers that are “non-go-forward” customers, meaning customers that have either communicated to KORE before the last day of the current period their intention not to provide future business to KORE or customers that KORE has determined are transitioning away from KORE based on a sustained multi-year time period of declines in revenue and (ii) new customers that started generating revenue after the end of the base period. For the purposes of calculating DBNER, if KORE acquires a company during the given period or the base period, then the revenue of a customer before the acquisition but during either the given period or the base period is included in the calculation. For example, to calculate our DBNER for the trailing 12 months ended June 30, 2024, we divide (i) revenue, for the trailing 12 months ended June 30, 2024, from go-forward customers that started generating revenue on or before June 30,

KORE Group Holdings, Inc. Reports Second Quarter 2024 Earnings
2023, by (ii) revenue, for the trailing 12 months ended June 30, 2023, from the same cohort of customers.

It is often difficult to ascertain which customers should be deemed not to be go-forward customers for purposes of calculating DBNER. Customers are not required to give notice of their intention to transition off of the KORE platform, and a customer’s exit from the KORE platform can take months or longer, and total connections of any particular customer can at any time increase or decrease for any number of reasons, including pricing, customer satisfaction or product fit—accordingly, a decrease in total connections may not indicate that a customer is intending to exit the KORE platform, particularly if that decrease is not sustained over a period of several quarters. DBNER would be lower if it were calculated using revenue from non-go-forward customers.

DBNER is used by management as a measure of growth of KORE’s existing customers (i.e., “same store” growth) and as a measure of customer retention, from a revenue perspective. It is not intended to capture the effect of either new customer wins or the declines from non-go-forward customers on KORE’s total revenue growth. This is because DBNER excludes new customers who started generating revenue after the base period and also excludes any customers who are non-go-forward customers on the last day of the current period. Revenue increases from new customer wins, and a decline in revenue from non-go-forward customers are also important factors in assessing KORE’s revenue growth, but these factors are independent of DBNER.

Total Contract Value (TCV)

Total Contract Value (TCV) represents KORE’s estimated value of a revenue opportunity. TCV for an IoT Connectivity opportunity is calculated by multiplying by forty the estimated revenue expected to be generated during the twelfth month of production. TCV for an IoT Solutions opportunity is either the actual total expected revenue opportunity, or if it is a longer-term “programmatically recurring revenue” program, calculated for the first 36 months of the delivery period.

Average Revenue Per User (ARPU)

Average Revenue Per User (ARPU) is used by management as a measure to assess the revenue generated per connection per month. It is calculated by dividing the total IoT Connectivity Revenue during the period by the total number of connections during that same period. We believe that ARPU is an important metric for both management and investors to help in understanding the financial performance and effectiveness of the company’s monetization per connection.

Cautionary Note on Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “guidance,” “project,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding expected financial and other risks, statements regarding future operational performance and efficiency, statements regarding the expected cost savings, revenue growth and profitability from the Company’s restructuring plan, 2024 guidance, future performance of the Connected Health business, statements regarding new product or service offerings, estimates and forecasts of revenue, Adjusted EBITDA and other financial and performance metrics, projections regarding recent customer

KORE Group Holdings, Inc. Reports Second Quarter 2024 Earnings
engagements, projections of market opportunity and conditions, and the total contract value (TCV) of signed contracts and potential revenue opportunities in KORE’s sales funnel. These statements are based on various assumptions and on the current expectations of KORE’s management. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor or other person as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of KORE. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the potential effects of COVID-19; risks related to the rollout of KORE’s business and the timing of expected business milestones; risks relating to the integration of KORE’s acquired companies, including the acquisition of Twilio’s IoT business, changes in the assumptions underlying KORE’s expectations regarding its future business; our ability to negotiate and sign a definitive contract with a customer in our sales funnel; our ability to realize some or all of the TCV of customer contracts as revenue, including any contractual options available to customers or contractual periods that are subject to termination for convenience provisions; the effects of competition on KORE’s future business; and the outcome of judicial proceedings to which KORE is, or may become a party. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that KORE presently does not know or that KORE currently believes are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect KORE’s expectations, plans or forecasts of future events and views as of the date of this press release. KORE anticipates that subsequent events and developments will cause these assessments to change. However, while KORE may elect to update these forward-looking statements at some point in the future, KORE specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing KORE's assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

KORE Investor Contact:
Vik Vijayvergiya
Vice President, IR, Corporate Development and Strategy
vvijayvergiya@korewireless.com
(770) 280-0324

KORE Group Holdings, Inc. Reports Second Quarter 2024 Earnings
KORE GROUP HOLDINGS, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Net loss	$(64,300)	$(19,499)	$(81,887)	$(37,989)
Income tax benefit	(1,437)	(495)	(1,857)	(864)
Interest expense, net	12,650	10,407	25,290	20,602
Depreciation and amortization	14,423	14,512	28,029	28,637
EBITDA	$(38,664)	$4,925	$(30,425)	$10,386
Goodwill impairment	45,381	—	45,381	—
Change in fair value of warrant liability	(4,365)	3	(6,686)	—
Transformation expenses	—	1,694	—	3,558
Acquisition costs	—	795	—	1,776
Integration-related restructuring costs	4,115	3,098	8,688	5,323
Stock-based compensation	3,963	3,005	6,671	5,575
Foreign currency loss	858	122	2,202	236
Other (1)	132	597	346	713
Adjusted EBITDA	$11,420	$14,239	$26,177	$27,567

(1) “Other” adjustments are comprised of adjustments for certain indirect or non-income based taxes.

KORE Group Holdings, Inc. Reports Second Quarter 2024 Earnings
KORE GROUP HOLDINGS, INC.
RECONCILIATION OF NET CASH PROVIDED/(USED) IN OPERATING ACTIVITIES - CONTINUING OPERATIONS TO FREE CASH FLOW
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Net cash provided by/(used) operating activities	$3,986	$(612)	$5,890	$1,303
Subtract:
Purchases of property and equipment	(864)	(1,567)	(1,741)	(2,592)
Additions in intangible assets	(3,235)	(3,839)	(7,043)	(7,653)
Free Cash Flow	$(113)	$(6,018)	$(2,894)	$(8,942)